Exhibit 3.75

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:30 PM 08/29/2011
FILED 07:14 PM 08/29/2011
SRV 110962697 - 5031074 FILE

CERTIFICATE OF INCORPORATION

OF

PSYCHIATRIC RESOURCE PARTNERS, INC.

ARTICLE I

NAME

The name of the corporation is Psychiatric Resource Partners, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

PURPOSES

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any and all lawful acts or activities for which corporations may be organized under the Delaware General Corporation Law as now or hereafter in force.

ARTICLE IV

CAPITALIZATION

The Company shall have authority, acting by its board of directors, to issue 1,000 shares of common stock, no par value per share, such shares being entitled to one vote per share on any matter on which stockholders of the Company are entitled to vote and such shares being entitled to participate in dividends and to receive the net assets of the Company upon dissolution.

ARTICLE V

INCORPORATOR

The name of the incorporator of the Company is E. Brent Hill, and his address is 511 Union Street, Suite 2700, Nashville, Tennessee 37219.

ARTICLE VI

BOARD OF DIRECTORS

The board of directors of the Company shall consist of one (1) or more directors, the exact number to be fixed and determined from time to time by resolution of the board of directors. Vacancies in the board of directors, whether resulting from an increase in the number of directors, the removal of directors for cause, or otherwise, may be filled by a vote of a majority of the directors then in office, although less than a quorum. Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Company shall so provide.

ARTICLE VII

LIMITATION ON PERSONAL LIABILITY OF DIRECTORS

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (a) for any breach of the director’s duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law (or the corresponding provision of any successor act or law); and (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the provisions of this Article VII by the stockholders shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

The Company shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by taw, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, manager, partner, trustee or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (an “indemnitee”). The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ARTICLE IX

AMENDMENTS

Notwithstanding any of the provisions of this Certificate or the bylaws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the bylaws of the Company) the affirmative vote of the holders of shares of capital stock having at least two-thirds of the voting power of the Company shall be required to repeal or amend this Article IX or to repeal, amend or adopt any provision inconsistent with Articles VII or VIII.

ARTICLE X

PREEMPTIVE RIGHTS

The stockholders of the Company shall have no preemptive or preferential right to subscribe for or purchase any stock or securities of the Company.

Dated: August 29, 2011

/s/ E. Brent Hill
E. Brent Hill, Incorporator

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